COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS AGGRESSIVE VALUE FUND AND THE STANDARD &
 POOR'S 500 COMPOSITE STOCK PRICE INDEX

 EXHIBIT A:
 ___________________________________________________________
|            |      STANDARD      |                       |
|            |    & POOR'S 500    |        DREYFUS        |
| PERIOD     |   COMPOSITE STOCK  |    AGGRESSIVE VALUE   |
|            |    PRICE INDEX*    |          FUND
|---------   |   ---------------  |  -------------------- |
| 9/29/95    |           10,000   |               10,000  |
|11/30/95    |           10,401   |               11,680  |
| 2/29/96    |           11,064   |               14,224  |
| 5/31/96    |           11,627   |               16,164  |
| 8/31/96    |           11,391   |               16,100  |
|---------   |   ---------------  |  -------------------- |


*Source: Lipper Analytical Services, Inc.